Exhibit 4.1

LAYNE CHRISTENSEN COMPANY

AS ISSUER

4.25% CONVERTIBLE SENIOR NOTES DUE 2018

FIRST SUPPLEMENTAL INDENTURE

DATED AS OF JUNE 14, 2018

to

INDENTURE

DATED AS OF NOVEMBER 12, 2013

U.S. BANK NATIONAL ASSOCIATION

AS TRUSTEE

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE dated as of June 14, 2018 (this “First Supplemental Indenture”), among Layne Christensen Company, a Delaware corporation (the “Company”) and U.S. Bank National Association, a federal savings bank, as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of November 12, 2013 (the “Indenture”), pursuant to which the Company issued its 4.25% Convertible Senior Notes due 2018 (the “Notes”);

WHEREAS, the Company, Granite Construction Incorporated, a Delaware corporation (“Granite”), and Lowercase Merger Sub Incorporated, a Delaware corporation and a wholly owned subsidiary of Granite (“Merger Sub”), entered into an Agreement and Plan of Merger, dated as of February 13, 2018 (the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement and subject to the terms and conditions therein, Merger Sub will merge with and into the Company (the “Merger” or “Merger Event”), with the Company continuing as the surviving corporation;

WHEREAS, pursuant to the Merger Agreement and subject to the terms and conditions therein, at the effective time of the Merger, each share of common stock (other than shares to be cancelled in accordance with Section 3.01(a) of the Merger Agreement), par value $0.01 per share, of the Company (the “Layne Common Stock”) issued and outstanding immediately prior to the effective time of the Merger, will be converted into the right to receive 0.27 shares of common stock, par value $0.01, of Granite (the “Granite Common Stock”) and, if applicable, cash in lieu of fractional shares of Granite Common Stock, as specified in the Merger Agreement;

WHEREAS, the Merger is permitted under Section 5.01 of the Indenture as a “Reorganization Event” so long as certain conditions have been met;

WHEREAS, pursuant to Section 10.08(a) of the Indenture, following consummation of the Merger, the Conversion Consideration due upon conversion of any Notes, and the conditions to any such conversion, will be determined in the same manner as if each reference to any number of shares of Layne Common Stock in Article 10 of the Indenture were instead a reference to the same number of Reference Property Units;

WHEREAS, pursuant to Section 10.03(a)(i)(A) of the Indenture, on May 14, 2018 the Company notified the Holders through the Trustee, that it had elected Cash Settlement as the Settlement Method for conversion of the Notes with Conversion Dates occurring on or after May 15, 2018, and prior to the Close of Business on the Scheduled Trading Day immediately preceding the Maturity Date;

WHEREAS, Section 10.08(a) of the Indenture also provides that at or before the effective date of the Merger Event, the Company will execute and deliver to the Trustee a supplemental indenture pursuant to Section 9.03 of the Indenture;

WHEREAS, in connection with the execution and delivery of this First Supplemental Indenture, the Trustee has received an Officers’ Certificate and an Opinion of Counsel as contemplated by Sections 5.01(c), 9.03, 10.08(b)(ii)(A), 12.03 and 12.04 of the Indenture; and

WHEREAS, the Company and Granite have requested that the Trustee execute and deliver this First Supplemental Indenture and have satisfied all requirements necessary to make this First Supplemental Indenture a valid instrument in accordance with its terms.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE 1

DEFINITIONS

Section 1.01    Definitions. A term defined in the Indenture has the same meaning when used in this First Supplemental Indenture unless such term is otherwise defined herein or amended or supplemented pursuant to this First Supplemental Indenture. The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this First Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision hereof.

“Reference Property Unit” means 0.27 shares of Granite Common Stock and, if applicable, cash in lieu of fractional shares of Granite Common Stock, as specified in the Merger Agreement.

ARTICLE 2

AMENDMENT OF INDENTURE

Section 2.01    Settlement Method. Pursuant to Section 9.01 and Section 10.03 of the Indenture, the Settlement Method irrevocably elected by the Company is Cash Settlement.

Section 2.02    Conversion Right. Pursuant to Section 10.08(a) of the Indenture, as a result of the Merger, from and after the effective date of the Merger, the Conversion Consideration due upon conversion of any Notes, and the conditions to any such conversion, will be determined in the same manner as if each reference to any number of shares of Layne Common Stock in Article 10 of the Indenture were instead a reference to the same number of Reference Property Units. The provisions of Section 10.01(b) of the Indenture respecting when a Holder of Notes may surrender its Notes for conversion, will continue to apply, mutatis mutandis, to the Holders’ right to convert each Note.

Section 2.03    Adjustments to Conversion Rate. For avoidance of doubt, immediately following the Merger, the Conversion Rate will be 11.7739 shares of Granite Common Stock per $1,000 principal amount of Notes, subject thereafter to adjustments as set forth in the Indenture.

Section 2.04    Adjustments to Additional Shares Table. For the avoidance of doubt, immediately following the Merger, the following table sets forth hypothetical Make-Whole Fundamental Change Effective Dates, Stock Prices for Granite Common Stock and the number of Additional Shares of Granite Common Stock by which the Conversion Rate will be increased per $1,000 principal amount of Notes for a Holder that converts a Note in connection with a Make-Whole Fundamental Change having such Make-Whole Fundamental Change Effective Date and Stock Price. The following table amends and restates the table in Section 10.07(d) of the Indenture.

	Stock Price
Effective Date	$65.33	$74.07	$84.93	$96.30	$110.41	$129.63	$155.56	$203.70	$259.26	$333.33
November 15, 2017	3.5322	1.7801	0.7799	0.4633	0.3402	0.2752	0.2235	0.1636	0.1222	0.0885
November 15, 2018	3.5322	1.7261	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

Section 2.05    Indenture Remains in Full force and Effect. Except as supplemented by this First Supplemental Indenture, all provisions in the Indenture will remain in full force and effect.

Section 2.06    Trustee Matters. The Trustee accepts this First Supplemental Indenture, and agrees to perform the same upon the terms and conditions set forth therein. The Trustee will be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided. The recitals contained in this First Supplemental Indenture will be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture.

ARTICLE 3

INDENTURE

Section 3.01    Ratification of Indenture. The Indenture is in all respects ratified and confirmed, and this First Supplemental Indenture will be deemed part of the Indenture in the manner and to the extent herein and therein provided. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or will be construed to be assumed, by the Trustee by reason of this First Supplemental Indenture. This First Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto.

Section 3.02    The Trustee. The Trustee will not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

Section 3.03    Governing Law and Waiver of Jury Trial. THIS FIRST SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS FIRST SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.04    Benefits of this First Supplemental Indenture. Nothing in this First Supplemental Indenture, expressed or implied, will give to any Person, other than the parties hereto, any Paying Agent, Conversion Agent, Registrar, and their successors hereunder, and the Holders any benefit or any legal or equitable right, remedy or claim under this First Supplemental Indenture.

Section 3.05    Multiple Originals. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy will be an original, but all of them together represent the same agreement. One signed copy is enough to prove this First Supplemental Indenture. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or PDF transmission will constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF will be deemed to be their original signatures for all purposes.

Section 3.06    Submission to Jurisdiction. The Company: (a) agrees that any suit, action or proceeding against it arising out of or relating to this First Supplemental Indenture, may be instituted in any U.S. federal court with applicable subject matter jurisdiction sitting in The City of New York; (b) waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding, and any claim that any suit, action or proceeding in such a court has been brought in an inconvenient forum; and (c) submits to the nonexclusive jurisdiction of such courts in any suit, action or proceeding.

Section 3.07    Headings. The headings of the articles and sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof, and will not modify or restrict any of the terms or provisions hereof.

[NEXT PAGE IS SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first written above.

LAYNE CHRISTENSEN COMPANY,

By:	/s/ J. Michael Anderson
Name:	J. Michael Anderson
Title:	Senior Vice President, Chief Financial
Officer and President of Layne Water Midstream

[Signature Page for First Supplemental Indenture – 4.25% Notes]

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Connie Jaco
Name:	Connie Jaco
Title:	Vice President

[Signature Page for First Supplemental Indenture – 4.25% Notes]